[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

AMENDMENT TO
DISTRIBUTION AND LICENSE AGREEMENT

This Amendment effective as of June 14, 2010 (the “Amendment”) is made by and between Asahi Kasei Kuraray Medical Co., Ltd., a Japanese corporation (“ASAHI”) with an office and place of business at 1-105 Kanda Jinbocho, Chiyoda-ku, Tokyo 101-8101 Japan, and ThermoGenesis Corp., a Delaware corporation, (“THERMO”) with an office and place of business at 2711 Citrus Road, Rancho Cordova, California 95742, U.S.A., to the Distribution and License Agreement originally entered into effective as of the 28th day of March, 2005, by and between ASAHI and THERMO (the “Original Agreement”).

WITNESSETH:

WHEREAS, the parties wish to amend and restate several terms and conditions of the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the parties hereby agree as follows:

1.	The 8th and 9th whereas clauses shall be added on page 2 of the Original Agreement as follows;

WHEREAS, the parties executed the “Distribution and License Agreement” as of 28th day of March 2005, under which THERMO appointed ASAHI as the non-exclusive distributor to market, distribute and sell the TAD Stand Alone and granted to ASAHI the non-exclusive right and license to use, market, distribute, sell, manufacture and have manufactured the TAD Stand Alone in Japan and ASAHI paid to THERMO License and Distribution Fee equal to $[*] under Section 9 (a) of the said agreement.

WHEREAS, the parties executed “Addendum #1” of the “Distribution and License Agreement” as of June 1st, 2008 to extend the term.

2.	Section 1 b. of the Original Agreement shall be amended and restated in its entirety as follows;

b. ”Asian Pacific Rim Countries” means South and North Korea, Taiwan, the Peoples Republic of China, the Philippines, Thailand, Singapore, India and Malaysia.

3.	Section1 h. of the Original Agreement shall be amended and restated in its entirety as follows;

h. ”Licensed Patents” shall mean; (i) the Patent Applications and any corresponding national and regional patent applications with respect to the Product in the Territory and Asian Pacific Rim Countries; (ii)any patent applications with respect to the Product in the Territory and Asian Pacific Rim Countries that are or will be owned or controlled by THERMO during the term of this Agreement; (iii)any patent issued on the patent applications stated in (i) and (ii); (iv)any patent maturing from (i), (ii) and (iii) including all extensions, continuations, continuations-in-part or divisions, reexaminations and reissues; or equivalent, if any, related to the Product.

4.	Section 2 of the Original Agreement shall be amended and restated in its entirety as follows;

2. Appointment of Exclusive Distributor.
THERMO hereby appoints ASAHI as THERMO’s exclusive distributor within the Territory and Asian Pacific Rim Countries to market, distribute and sell the Product, including TAD Stand Alone, to be supplied by THERMO for any purpose, including, but not limited to, surgical procedures and regeneration medical treatment. During the term of this Agreement, THERMO may not directly or indirectly market, distribute or sell the Product within the Territory and Asian Pacific Rim Countries. ASAHI may appoint one or more sub-distributors within any portion of the Territory and Asian Pacific Rim Countries.

5.	Section 3 of the Original Agreement shall be deleted.

6.	A new Section 4 (d) shall be added to Section 4 of the Original Agreement as follows;

d.	Obligations of THERMO.

(1)Until ASAHI obtains the approval by MHLW to receive the reimbursement of the Product, but no later than December 31, 2012 (which can be extended by mutual consent), THERMO shall maintain manufacturing functions of the Product as they are as of the date of the Amendment. Without limiting the generality of the foregoing sentence, THERMO shall not make any changes to (i) materials, parts and components of the Product (collectively “Component”) (ii) design of the Product (iii) manufacturing process and site of the Product [and Component] and (iv) approved quality system for the Product, from as it is as of the date of Amendment. Further, THERMO shall accept any audit required by MHLW in relation to ASAHI’s obtaining or maintaining such approval. In the event that any Component used as of the date of the Amendment becomes obsolescent and/or unable to procure, THERMO shall immediately notify ASAHI of such event and shall take all reasonable alternative measures to address such event, such as building stocks or replacing such Component with equivalent Component, in any case with a prior written consent of ASAHI.

(2)THERMO shall give full support to ASAHI to obtain the approval by MHLW to receive the reimbursement of the Product by providing ASAHI with necessary documents, data, information and materials and performing additional evaluation tests, including (i) Evaluation of CP-3 performance after high irradiation dose (ii) Evaluation of Applicator (Spray tip) performance after high irradiation dose (iii) Evaluation of Applicators (Drop/Line tip) performance after high irradiation dose (iv) Functional test of Applicator (Spray tip) after 2 year real time aging and (v) Functional test of Applicator (Drop/Line tip) after 2 year real time aging, or any other support to be determined by ASAHI upon ASAHI’s reasonable request. Protocols of such tests shall be made by THERMO and authorized by ASAHI. Additionally, THERMO shall modify the Product, if reasonably requested by ASAHI for the purpose of obtaining the approval of MHLW.

7.	Section 5 (b) of the Original Agreement shall be deleted in its entirety.

8.	A new Section 5 (i) shall be added to Section 5 of the Original Agreement as follows;

i.	ASAHI shall be responsible for the manufacture of the Products from and after December 31, 2012 (unless otherwise extended by mutual consent) and thereafter all obligations of THERMO to manufacture the Products shall terminate and the Original Agreement shall be amended such that ASAHI shall have the additional non-exclusive right and license, with the right to sub-license, to manufacture and have manufactured the Products and any improvements and modifications thereof out of the Territory.

9.	Section 7 (a) of the Original Agreement shall be amended and restated in its entirety as follows;

a.	Grant of Exclusive License. THERMO grants ASAHI the exclusive right and license under the Intellectual Property Right, with the right to sublicense, (i) to use, market, distribute and sell the Product within the Territory and Asian Pacific Rim Countries, (ii) to manufacture and have manufactured the Product and any improvement and modification thereof within the Territory, for any purpose including, but not limited to, surgical procedures. During the term of this Agreement, Thermo may not grant to any third party a right or license granted to ASAHI under this Section 7 (a) within the Territory and Asian Pacific Rim Countries.

10.	Section 7 (d) of the Original Agreement shall be amended and restated in its entirety as follows;

d.	Technical Support. THERMO shall make available and transfer to ASAHI, any and all technical, manufacturing and other information in its possession at any time during the term of this Agreement relating to Product including Know-How, specifications and quality control information, until ASAHI deems design verification, product realization and field evaluation of the Product have been completed. The aforementioned transfer shall be made through such activities by THERMO as assisting Asahi’s preparation of filings and for inspections, accepting ASAHI personal for on-site training for a certain period and dispatching competent personnel to ASAHI to give appropriate training or instructions, and any other means as reasonably requested by ASAHI. Each party shall bear its own travel expenses required for such activities. Further, THERMO shall give full support to ASAHI on transfer of Know-How, technology or related information on customer service including maintenance of the Product, through such activities as providing documents and information and any other support to be requested by ASAHI.

11.	Section 7 (e) and (f) of the Original Agreement shall be deleted in its entirety. The Parties shall cause the Joint Escrow Agreement referred to in Section7(e) of the Original Agreement to be terminated as soon as possible, and immediately thereafter shall cause all Technical Documentation currently held by Tashiro Patent Office to be delivered to ASAHI with full update by THERMO.

12.	Section 8 of the Original Agreement shall be deleted in its entirety.

13.	Section 9 (a) of the Original Agreement shall be amended and restated in its entirety as follows;

a.	License Fee.

(1)	ASAHI shall pay to THERMO a fee of US $1,000,000 in total by the end of June 30, 2010 in consideration of (i) the right and license set force in Section 2 and 7(a), (ii) the THERMO’s expense and cost for Section 4 (d), (iii) the THERMO’s expense and cost for Section 7 (d) and (iv) the option THREMO grants to ASAHI pursuant to the separate agreement signed by the Parties concurrently with the Amendment. Breakdown of such consideration shall be (i) US$[*], (ii) US$[*], (iii) US$[*] and (iv) US$[*].

(2)	In the event that THERMO fails to perform its obligations set forth in Section 4 (d) and/or Section 7 (d), THERMO shall refund to ASAHI all consideration of (ii) and/or (iii) set force in Section9(a)(1) paid by ASAHI for its obligations.

14.	Section 9 (b) of the Original Agreement shall be amended and restated in its entirety as follows;

b.	ASAHI shall pay to THERMO the running royalty equal to [*] percent ([*]%) of the price billed by ASAHI or its sub-licensee to the customer of the Products (excluding Device and Applicators) which are manufactured under Section 7(a) and sold by ASAHI or its sub-licensee in the Territory and Asian Pacific Rim Countries, less (i) transportation and insurance charges or allowances, if any included in such price; (ii) discounts allowed, and commissions paid in lieu of trade discounts in amounts customary in the trade, (iii) credits and allowances, if any, given or made on account of the return or rejection of such Product previously delivered or retroactive price reductions and (iv) consumption taxes and any other tax if any.

15.	The first sentence of Section 10 of the Original Agreement shall be amended and restated in its entirety as follows;

THERMO hereby grants to ASAHI the exclusive, royalty-free right and license (with the right to sublicense for marketing and manufacturing purposes only) to use all trademarks with respect to the Product owned by THERMO in connection with the manufacturing, marketing, distribution, sale and post-sale field service, technical assistance and support of its rights hereunder in the Territory and Asian Pacific Rim Countries. THERMO shall use all reasonable efforts to cause such trademarks to be maintained during the term of this Agreement.

16.	Section 11 of the Original Agreement shall be deleted.

17.	Section 12 of the Original Agreement shall be amended and restated in its entirety as follows;

It is understood that any invention, know-how and any other technical information with respect to the Product and any intellectual property rights thereunder obtained solely by either party shall be owned by such party and those obtained jointly by the parties shall be owned by ASAHI.

18.	Section 16 (a) of the Original Agreement shall be amended and restated in its entirety as follows;

a.	To the extent it has not done so, THERMO, through its own patent attorney, shall cause to be filed and prosecuted the existing Patent Applications and all future patent applications which lend protection to the Product in the Territory and Asian Pacific Rim Countries. THERMO agrees to exercise all reasonable efforts to cause such applications to be prosecuted and all Licensed Patents issued in respect thereof to be maintained in such manner that the best possible patent protection may be obtained thereon, provided that (i) THERMO shall, in advance, consult ASAHI on the step for the filing, prosecution and/or maintenance of any Patent Application or Licensed Patent in the relevant patent office in the Territory and Asian Pacific Rim Countries and take such steps fully considering ASAHI’s opinion, and (ii) THERMO shall keep ASAHI promptly and fully informed of the course of the filing, prosecution and/or maintenance of any Patent Application or Licensed Patent in the Territory and Asian Pacific Rim Countries by providing ASAHI with copies of communications between THERMO and the relevant patent office in the Territory. In the event that THERMO fails to take action in the Territory and Asian Pacific Rim Countries pursuant to ASAHI’s reasonable request, ASAHI may, on behalf and in the name of THERMO through patent attorneys designated by it, cause to be filed and/or prosecute Patent Applications, and cause to be maintained all Licensed Patents, in the Territory and Asian Pacific Rim Countries, in which case the reasonable out-of-pocket expenses and cost including attorney’s fee incurred by ASAHI in connection with the filing, prosecution and/or maintenance of any Patent Application or Licensed Patent in the Territory and Asian Pacific Rim Countries may be creditable against any payment for the Product supplied by THERMO and the license fee and royalty payments under Section 9.

19.	Section 16 (b) of the Original Agreement shall be amended and restated in its entirety as follows;

Whenever the Licensed Patents are issued in Japan, ASAHI shall, in the name of THERMO but at ASAHI’s own cost and expense, have the right to have the grant of the SENYOU JISSHIKEN set forth in the article 77 of Japanese Patent Law on the all Licensed Patents through the life of such Licensed Patents to the full extent of their claims registered with the Japanese Patent Office and THERMO shall cooperate with ASAHI to register the grant of the SENYOU JISSHIKEN on the Licensed Patents. ASAHI will, at its cost, take necessary procedures to cancel the registration of the SENYOU JISSHIKEN upon termination of this Agreement.

20.	Section 18 of the Original Agreement shall be amended and restated in its entirety as follows;

In the event that either party shall become aware that any Licensed Patent is being infringed by a third party, such party shall notify the other of the facts in respect thereof. In case such infringement takes place outside the Territory and Asian Pacific Rim Countries, THERMO shall enforce the Licensed Patents against such infringer if requested by ASAHI. In case such infringement takes place within the Territory and or Asian Pacific Rim Countries, ASAHI shall have the first right to enforce the Licensed Patents against such infringer in the name of ASAHI, in the name of THERMO or in both their names. THERMO shall cooperate with ASAHI as reasonably requested by ASAHI in taking any such actions against such infringer and ASAHI and THERMO shall be entitled to all amounts recovered as a result or consequence of such actions, proportionate with their respective actual costs and damages. If ASAHI does not take such action within ninety (90) days after the receipt of written notice from THERMO requiring ASAHI to take such action, THERMO shall be entitled to enforce the Licensed Patents against such infringer at its own cost and shall be entitled to all amounts recovered as a result or consequence of such actions.

21.	Section 20 (a) of the Original Agreement shall be amended and restated in its entirety as follows;

This Agreement shall become effective on the date first above written and, unless earlier terminated under Section 20(b), 20(c) and 20(d) shall remain in full force and effect for a period of eight (8) years from the effective date of this Agreement and shall be automatically extended for one (1) year and thereafter from year to year unless ASAHI sends to THERMO a written notice for non-renewal not later than ninety (90) days prior to the expiration of the initial term or any extended term.

22.	Section 20 (e) of the Original Agreement shall be deleted.

23.	All other provisions of the Original Agreement shall remain intact and effective as originally stated.

24.	Exhibit A and B of the Original Agreement shall be replaced with Exhibit A-2 and B-2 attached to this Amendment.

25.	Exhibit C of the Original Agreement shall be deleted.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ASAHI
Asahi Kasei Kuraray Medical Co., Ltd.

By: /s/ Y Yoshida

Date: June 14, 2010

Name: Yasuyuki Yoshida
Title: President & CEO

THERMO
ThermoGenesis Corp.

By: /s/ J. Melville Engle

Date: June 11, 2010

Name: J. Melville Engle
Title: CEO